CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights of the Target Fund”, in the Combined Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of Sterling Capital Funds.

We also consent to the incorporation by reference of our report dated November 26, 2025, with respect to the financial statements and financial highlights of Guardian Capital Dividend Growth Fund (one of the funds constituting Capitol Series Trust) included in the Annual Report (Form N-CSR) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

Cincinnati, Ohio

January 14, 2026